Exhibit 10.19

***** Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (“Agreement”) is made this 30th day of January, 2015, between Lands’ End, Inc., a Delaware corporation (together with its successors and Affiliates, the “Company”), and Federica Marchionni (“Executive”).
WHEREAS, in light of the Company’s size and its visibility as a publicly-traded company that reports its results to the public, the Company has attracted attention of other companies and businesses seeking to obtain for themselves or their customers some of the Company’s business acumen and know-how; and
WHEREAS, the Company and Executive have entered into an employment letter agreement dated January 30, 2015 (the “Offer Letter”), pursuant to which the Company has agreed to employ Executive on the terms and conditions contained in the Offer Letter, which includes Executive entering into this Agreement, and Executive has agreed to accept such employment on such terms and conditions, including those obligations contained in this Agreement; and
WHEREAS, the Company shall, in connection with Executive commencing employment with the Company, share with Executive certain aspects of its business acumen and know-how as well as specific confidential and proprietary information about the products, markets, processes, costs, developments, ideas, and personnel of the Company; and
WHEREAS, the Company shall, in connection with Executive commencing employment with the Company, imbue Executive with certain aspects of the goodwill that the Company has developed with its customers, vendors, representatives and employees; and
WHEREAS, in consideration for Executive commencing employment with the Company and entering into this Agreement, the Company is extending to Executive the opportunity to receive severance benefits under certain circumstances as provided in this Agreement; and
WHEREAS, as additional consideration for entering into this Agreement, the Company shall grant to Executive restricted stock units pursuant to a Restricted Stock Unit Agreement entered into between the Company and the Executive, as referenced in the Offer Letter.
NOW, THEREFORE, in consideration of the foregoing, and of the respective covenants and agreements of the parties set forth in this Agreement, the parties hereto agree as follows:
1.Definitions. As used in this Agreement, the following terms have the meanings indicated:
a.“Affiliate” means any subsidiary or other entity that, directly or indirectly through one or more intermediaries, is controlled by Lands’ End, Inc., whether now existing or hereafter formed or acquired. For purposes hereof, “control” means the power to vote or direct the voting of sufficient securities or other interests to elect one-third of the directors or managers or to control the management of such subsidiary or other entity.

b.“Cause” means (i) a material breach by Executive (other than a breach resulting from Executive’s incapacity due to a Disability) of Executive’s duties and responsibilities, which breach (A) is demonstrably willful and deliberate on Executive’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and (B) is not remedied in a reasonable period of time after receipt of written notice from the Board specifying such breach; (ii) the commission by Executive of a felony; or (iii) willful fraud or other willful misconduct in connection with Executive’s employment.
c.“Change in Control” has the same meaning as such term is defined in the Company 2014 Stock Plan, as amended August 1, 2014.
d.“Competitive Business” means any corporation, partnership, association, or other person or entity listed on Appendix A, provided that the Company shall have the right to propose to modify Appendix A, with written notice to Executive, periodically (but in no event adding more than one company to the list of entities in any consecutive 24-month period, beginning with the 24-month period starting as of the date of this Agreement) to include businesses that engage in marketing, manufacturing or selling apparel and/or home products in the lines of business of the Company, at a price point similar to that of the Company, in each case, with the prior written consent of Executive, which consent shall not be unreasonably withheld.
e.“Code” means the Internal Revenue Code of 1986, as amended.
f.“Confidential Information” means information related to the Company’s business, not generally known in the trade or industry, which Executive learns or creates during the period of Executive’s Company Employment, which may include but is not limited to product specifications, manufacturing procedures, methods, equipment, compositions, technology, formulas, know-how, research and development programs, sales methods, customer lists, customer usages and requirements, personnel evaluations and compensation data, computer programs and other confidential technical or business information and data that is not otherwise in the public domain.
g.“Disability” means disability as defined under the Company’s long-term disability plan (regardless of whether Executive is a participant under such plan).
h.“Executive’s Company Employment” means the time (including time prior to the date hereof) during which Executive is employed by any entity comprised within the definition of “Company”, regardless of any change in the entity actually employing Executive.
i.“Good Reason” means, without Executive’s written consent, (i) a reduction of more than ten percent (10%) in the sum of Executive’s annual base salary or target bonus under the Company’s Annual Incentive Plan (“Target Bonus”); (ii) Executive’s mandatory relocation to an office outside the Borough of Manhattan (subject in all instances to Executive’s travel requirements set forth in the Offer Letter); (iii) Executive no longer being the principal executive officer of the Company; (iv) failure to nominate Executive for election (or reelection) to the Board; (v) a material diminution in Executive’s duties or responsibilities, or the assignment to Executive of duties or responsibilities materially inconsistent with Executive’s position as principal executive officer of the Company; or (vi) any other action or inaction that constitutes a material breach of the terms of the Offer Letter or this Agreement, including failure of a successor company to assume or fulfill the obligations under the Offer Letter and this Agreement. In each case, Executive must provide Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within sixty (60) days of the initial existence of such Good Reason event, and Company shall have the right to remedy such event within sixty (60) days after receipt of Executive’s written notice. “Good Reason” shall cease to exist, and may not form the basis for claiming any compensation or benefits under this Agreement, if any of the following occurs:

i	Executive fails to provide the above-referenced written notice of the Good Reason event within sixty (60) days of its occurrence;

ii	Company remedies the Good Reason event within the above-referenced sixty (60) day remediation period; or

iii	Executive fails to resign within 180 days of Executive’s written notice of the Good Reason event.
j.“Restricted Period” means (i) twenty-four (24) months following the Date of Termination that corresponds to any Separation from Service described in Section 3(a) below or (ii) twelve (12) months following the Date of Termination that corresponds to any Separation from Service not described in Section 3(a) below.
k.“Salary Continuation” means continuation of base salary, based on Executive’s annual base salary rate as of the date Executive’s Company Employment terminates (the “Date of Termination”), payable for a period of twenty-four (24) months following the Date of Termination (the “Salary Continuation Period”); provided, however, that if Executive’s Date of Termination occurs within the eighteen (18) months following a Change in Control, “Salary Continuation” will be at the annual rate equal to the sum of Executive’s annual base salary rate and the amount equal to Executive’s Target Bonus, and the “Salary Continuation Period” will be for a period of thirty (30) months following the Date of Termination.
l.“Section 409A Threshold” means an amount equal to the sum of the following amounts: (x) two times the lesser of (i) Executive’s base salary for services provided to the Company as an employee for the calendar year preceding the calendar year in which Executive has a Separation from Service; or (ii) the maximum amount that may be taken into account under a qualified plan in accordance with Code Section 401(a)(17) for the calendar year in which the Executive has a Separation from Service, and (y) the amount of Executive’s Salary Continuation that does not otherwise provide for a deferral of compensation by application of Treasury Regulation Section 1.409A-1(b)(4). In all events, this amount shall be limited to the amounts specified under Treasury Regulation Sections 1.409A-1(b)(9)(iii)(A) and 1.409A-1(b)(9)(iii)(B) and the amount of any payments of Salary Continuation described in Treasury Regulation Section 1.409A-1(b)(4)(i) or any successors thereto.
m.“Separation from Service” means a “separation from service” with the Company within the meaning of Code Section 409A (and regulations issued thereunder). Notwithstanding anything herein to the contrary, the fact that Executive is treated as having incurred a Separation from Service under Code Section 409A and the terms of this Agreement shall not be determinative, or in any way affect the analysis, of whether Executive has retired, terminated employment, separated from service, incurred a severance from employment or become entitled to a distribution, under the terms of any qualified retirement plan (including pension plans and 401(k) savings plans) maintained by the Company.
n.“Specified Employee” means a “specified employee” under Code Section 409A (and regulations issued thereunder).
o.“Trade Secret(s)” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.
2.Employment. During Executive’s Company Employment, Executive shall comply with all generally applicable policies of the Company, including but not limited to the Company’s Code of Conduct, as such policies may be amended from time to time. Except as may be otherwise expressly provided in any written agreement between the Company and Executive other than this Agreement, Executive’s Company Employment is terminable by either party at will.
3.Severance.
a.If Executive’s Company Employment is involuntarily terminated without Cause, or if Executive resigns for Good Reason, Executive shall be entitled to the following:

i	Salary Continuation during the Salary Continuation Period.

ii
Continuation of health, dental and vision coverage for Executive, her spouse and her dependents, as applicable, at the applicable active employee rate (which shall be withheld, as applicable, from payments of Executive’s Salary Continuation) until the end of the pay period that includes the last day of the Salary Continuation Period, on the same terms as they were provided immediately prior to the Date of Termination, subject to the Company’s ability to continue to make these payments without incurring discrimination penalties under the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, and all applicable regulations and guidance thereunder. Any such coverage provided during the Salary Continuation Period shall not run concurrently with the applicable continuation period in accordance with the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If Executive becomes eligible to participate in another medical or dental benefit plan or arrangement through another employer or spousal plan during such period, the Company shall no longer pay for continuation coverage benefits and Executive shall be required to pay the full COBRA premium. Executive is required to notify the Company within thirty (30) days of obtaining other medical or dental benefits coverage. Any coverage provided under this Section 3(a)(ii) shall be subject to such amendments (including termination) of the coverage available to active participants as the Company shall make from time to time at its sole discretion, including but not limited to changes in covered expenses, employee contributions for premiums, and co-payment obligations, and shall be, to the fullest extent permitted by law, secondary to any other coverage Executive may obtain from subsequent employment or any other source.

iii
Reasonable outplacement services, mutually agreed upon by the Company and Executive from those vendors used by Company as of the Date of Termination, for a period of up to six (6) months or until subsequent employment is obtained, whichever occurs first.

iv
Notwithstanding any limitation on the payment of benefits upon termination of employment that may be provided for under its vacation pay policy, Company shall provide Executive a lump sum payment, promptly after the expiration of the revocation period set forth in Appendix B, of the unused vacation pay benefits which Executive had been granted prior to the Date of Termination.

Executive shall not be entitled to continuation of compensation or benefits if Executive’s employment terminates for any other reason, including due to death or Disability, except as may be provided under any other agreement or benefit plan applicable to Executive at the time of the termination of Executive’s employment. Executive shall also not be entitled to Salary Continuation or any of the other benefits above if Executive does not meet, in all material respects, the other requirements under, or otherwise materially violates the terms of, this Agreement, including the requirements under Section 8. Except as provided in this Section 3, all other compensation and benefits shall terminate as of the Date of Termination.
b.Subject to subsection (c), Company shall pay Executive the Salary Continuation due under Section 3(a)(i) in substantially equal installments on each regular salary payroll date for the Salary Continuation Period, except as otherwise provided in this Agreement. Salary Continuation payments shall be subject to withholdings for federal and state income taxes, FICA, Medicare and other legally required or authorized deductions. For avoidance of doubt, Executive shall not be obligated to seek affirmatively or accept an employment, contractor, consulting or other arrangement to mitigate Salary Continuation, and there shall be no offset against amounts due Executive on account of future earnings by Executive. Further, to the extent Executive does not execute and timely submit the General Release and Waiver (in accordance with Section 8) by the deadline specified therein, or revokes such General Release and Waiver, Salary Continuation payments shall terminate and forever lapse, and Executive shall be required immediately to reimburse the Company for any portion of the Salary Continuation paid during the Salary Continuation Period. To the extent such Salary Continuation was paid in a calendar year prior to the calendar year in which such reimbursement is received by the Company, the reimbursement shall be in the gross amount of such Salary Continuation on a pre-tax-withholding basis. To the extent such Salary Continuation was paid in the same calendar year as the reimbursement is received by the Company, the reimbursement shall be in the net amount of such Salary Continuation on an after-tax-withholding basis. In the event such reimbursement is required with respect to Salary Continuation payments that are reported on a Form W-2 for Executive, Executive shall be solely responsible for claiming any related tax deduction, and the Company shall not be required to issue a corrected Form W-2.
c.Notwithstanding anything in this Section 3 to the contrary, if the Salary Continuation payable to Executive during the first six (6) months after Executive’s Separation from Service would exceed the Section 409A Threshold and if, as of the date of the Separation from Service, Executive is a Specified Employee, then payment shall be made to Executive on each regular salary payroll date during the six (6) months of the Salary Continuation Period until the aggregate amount received equals the Section 409A Threshold. Any portion of the Salary Continuation in excess of the Section 409A Threshold that would otherwise be paid during such six (6) months, and any portion of the Salary Continuation that is otherwise subject to Section 409A of the Code and is required to be deferred during such six (6) months, shall instead be paid to Executive in a lump sum payment on the date that is six (6) months and one (1) day after the date of Executive’s Separation from Service.
d. If any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this paragraph, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such payments shall be reduced by the minimum possible amounts until no amount payable to Executive will be subject to the Excise Tax; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to which Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income, employment and excise taxes) to Executive resulting from the receipt of such payments with such reduction. In applying any such reduction, to the extent any such payments may be subject to Code Section 409A, the reduction shall first be applied to any payments of Salary Continuation on a pro rata basis, and next to the remaining payments on a pro rata basis in proportion to the amount of such payments that are considered “contingent on a change in ownership or control” within the meaning of Section 280G of the Code. All calculations and determinations under this subsection (d) shall be made by an independent accounting firm or independent tax counsel appointed by the Company whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. All fees and expenses of the accounting firm or tax counsel shall be borne solely by the Company and shall be paid by the Company.
4.Confidentiality. In addition to all duties of loyalty imposed on Executive by law or otherwise, during the term of Executive’s Company Employment and for two years following the termination of such employment for any reason, Executive shall maintain Confidential Information in confidence and secrecy and shall not disclose Confidential Information or use it for the benefit of any person or organization (including Executive) other than the Company without the prior written consent of an authorized officer of the Company (except for disclosures to persons acting on the Company’s behalf with a need to know such information). Notwithstanding the foregoing, Executive may disclose Confidential Information when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such information. If Executive is so ordered to divulge Confidential Information, she will give prompt written notice to the Company in order to allow it the opportunity to object to or otherwise resist such order.
5.Non-Disclosure of Trade Secrets. During Executive’s Company Employment, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure; and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company for so long as that Trade Secret remains a Trade Secret. Notwithstanding the foregoing, Executive may disclose Trade Secrets when required to do so by legal process, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) that requires Executive to divulge, disclose or make accessible such Trade Secrets. If Executive is so ordered to divulge Trade Secrets, she will give prompt written notice to the Company in order to allow it the opportunity to object to or otherwise resist such order.
6.Third-Party Confidentiality. Executive shall not disclose to the Company, use on its behalf, or otherwise induce the Company to use any secret or confidential information belonging to persons or entities not affiliated with the Company, which may include a former employer of Executive, if Executive then has an obligation or duty to any person or entity (other than the Company) to not disclose such information to other persons or entities, including the Company. Executive acknowledges that the Company has disclosed that the Company is now, and may be in the future, subject to duties to third parties to maintain information in confidence and secrecy. By executing this Agreement, Executive consents to be bound by any such duty owed by the Company to any third party.
7.Work Product. Executive acknowledges that all ideas, inventions, innovations, improvements, developments, methods, designs, analyses, reports, databases, and any other similar or related information (whether patentable or not) which relate to the actual or anticipated business, research and development, or existing or known future products or services of the Company which are or were conceived, developed or created by Executive (alone or jointly with others) during Executive’s Company Employment, other than the items described on Exhibit A to the Offer Letter (the “Work Product”), is and shall remain the exclusive property of the Company. Executive acknowledges and agrees that all copyrightable Work Product was created in Executive’s capacity as an employee of Lands’ End, Inc. and within the scope of Executive’s Company Employment, and thus constitutes a “work made for hire” under the Copyright Act of 1976, as amended. Executive hereby assigns to Company all right, title and interest in and to all Work Product, and agrees to perform all actions reasonably requested by Company to establish, confirm or protect Company’s ownership thereof (including, without limitation, executing assignments, powers of attorney and other instruments).
8.General Release and Waiver. Upon or following Executive’s Date of Termination potentially entitling Executive to Salary Continuation and other benefits under Section 3 above, Executive will execute a binding general release and waiver of claims substantially in the form attached as Appendix B (the “General Release and Waiver”). If the General Release and Waiver is not signed within the time it requires or is signed but subsequently revoked, Executive will not continue to receive any Salary Continuation otherwise payable, and shall reimburse any Salary Continuation previously paid.
9.Noncompetition. During Executive’s Company Employment, and thereafter for the applicable Restricted Period, Executive shall not, directly or indirectly, participate in, consult with, be employed by, or assist with the organization, planning, ownership, financing, management, operation or control of any Competitive Business.
10.Nonsolicitation. During Executive’s Company Employment and for twelve (12) months following the termination of such employment for any reason, Executive shall not, directly or indirectly, either by herself or by providing substantial assistance to others (i) solicit any employee of the Company to terminate employment with the Company, or (ii) employ or seek to employ, or cause or assist any other person, company, entity or business to employ or seek to employ, any individual who was an employee of Company as of Executive’s Date of Termination.
11.Future Employment. During Executive’s Company Employment and thereafter for the applicable Restricted Period, Executive agrees that, before accepting any future employment, Executive will provide a copy of this Agreement to any prospective employer of Executive, and Executive hereby authorizes the Company to do likewise, whether before or after the outset of the future employment.
12.Nondisparagement; Cooperation.
a.During Executive’s Company Employment and for two (2) years following the termination of such employment for any reason, Executive (i) will not criticize or disparage the Company or its directors, officers, employees or products, and (ii) will reasonably cooperate with Company in all investigations, potential litigation or litigation in which Company is involved or may become involved with respect to matters that relate to Executive’s Company Employment (other than any such investigations, potential litigation or litigation between Company and Executive); provided, that with regard to Executive’s duties under clause (ii), Executive shall be reimbursed for reasonable travel and out-of-pocket expenses related thereto, but shall otherwise not be entitled to any additional compensation. Notwithstanding the foregoing, nothing in this Section 12 shall prevent Executive from (i) making any truthful statement to the extent, but only to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement or the Offer Letter, including, but not limited to, the enforcement of this Agreement or the Offer Letter, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Executive, (ii) making normal competitive statements any time after the expiration of the applicable Restricted Period and/or (iii) making any statements in the good faith performance of Executive’s duties to the Company.
b.The Company shall direct its executive officers, its senior human resources officer and its senior public relations officer upon Executive’s termination of employment, for two years thereafter not to criticize or disparage or encourage or induce others to criticize or disparage Executive, provided that such direction shall except any: (i) truthful statements to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement or the Offer Letter, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator or mediator or legislative body (including the committee thereof) with apparent jurisdiction over the Company or the applicable officer; and/or (ii) normal competitive statements during any period after the termination of Executive’s employment.
13.Indemnification. The Company shall continue and maintain a directors and officers liability insurance policy covering Executive to the extent the Company provides such coverage for its executive officers, and shall provide Executive with a form of indemnification agreement on the same terms as it provides to any other senior executive officer of the Company, to the extent the Company elects to provide any such agreement to any such officer.
14.Notices. All notices, request, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (or received, as applicable) upon the calendar date when delivered by hand or when mailed by United States certified or registered mail with postage prepaid addressed as follows:
a.If to Executive, to the address set forth by Executive on the signature page of this Agreement or, subsequent to the date of this Agreement, to the last address (if any) which Executive has furnished to the Company in writing pursuant to the above.
b.If to the Company, to the attention of the Company’s General Counsel at the address set forth on the signature page of this Agreement or to such other person or address as the Company shall furnish to Executive in writing pursuant to the above
15.Enforceability; Expiration of Certain Covenants. Executive recognizes that irreparable injury may result to the Company, its business and property, and the potential value thereof in the event of a sale or other transfer, if Executive breaches any of the restrictions imposed on Executive by this Agreement, and Executive agrees that if Executive shall engage in any act in violation of such provisions, then the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting Executive from engaging in any such act; provided, however, that notwithstanding any provision of this Agreement to the contrary, on and after the first anniversary of the Date of Termination, Executive may elect, by written notice to the Company, to forfeit all rights to the payments and benefits otherwise to be provided under Section 3 of this Agreement between the date of such notice through the end of the Salary Continuation Period, in which case the restrictions imposed on Executive under Section 9 of this Agreement shall cease to apply to Executive immediately upon receipt by the Company of such notice.
16.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon and enforceable by Lands’ End, Inc., its successors and Affiliates.
17.Validity. Any invalidity or unenforceability of any provision of this Agreement is not intended to affect the validity or enforceability of any other provision of this Agreement, which the parties intend to be severable and divisible, and to remain in full force and effect to the greatest extent permissible under applicable law.
18.Choice of Law; Jurisdiction. Except to the extent superseded or preempted by federal U.S. law, the rights and obligations of the parties and the terms of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, but without regard to the State of New York’s conflict of laws rules. The parties further agree that the state and federal courts in New York City, New York, shall have exclusive jurisdiction over any claim which is any way arises out of Executive’s employment with the Company, including but not limited to any claim seeking to enforce the provisions of this Agreement.
19.Section 409A Compliance. To the extent that a payment or benefit under this Agreement is subject to Code Section 409A, it is intended that this Agreement as applied to that payment or benefit comply with the requirements of Code Section 409A, and the Agreement shall be administered and interpreted consistent with this intent. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered deferred compensation under Section 409A, references to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year, (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
20.Miscellaneous. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement may be modified only by a written agreement signed by Executive and a duly authorized officer of the Company.
[END OF DOCUMENT. SIGNATURES ON NEXT PAGE.]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.
EXECUTIVE
/s/ Federica Marchionni
Federica Marchionni

Address:

____________________________________

LANDS’ END, INC.

By: /s/ Josephine Linden
Name: Josephine Linden
Its: Chair, Board of Directors

5 Lands’ End Lane
Dodgeville, WI 53595

Appendix A
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1	Confidential material redacted and filed separately with the Securities and Exchange Commission.

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Appendix B
NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. YOU MAY NOT SIGN IT UNTIL ON OR AFTER YOUR LAST DAY OF WORK. IF YOU DECIDE TO SIGN IT, YOU MUST DELIVER A SIGNED COPY TO LANDS’ END BY NO LATER THAN THE THIRTIETH (30TH) DAY AFTER YOUR LAST DAY OF WORK TO THE GENERAL COUNSEL, LANDS’ END, INC., 5 LANDS’ END LANE, DODGEVILLE, WISCONSIN 53595. YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO THE GENERAL COUNSEL AT THE ADDRESS SET FORTH ABOVE. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
GENERAL RELEASE AND WAIVER
In consideration of the severance benefits that are described in the attached Executive Severance Agreement that I previously entered into with Lands’ End, Inc. dated January 30, 2015 (the “ESA”), I, for myself, my heirs, administrators, representatives, executors, successors and assigns, do hereby release Lands’ End, Inc., its current and former agents, subsidiaries, affiliates, related organizations, employees, officers, directors, shareholders, attorneys, successors, and assigns (collectively, “Lands’ End”) from any and all claims of any kind whatsoever, whether known or unknown, arising out of, or connected with, my employment with Lands’ End and the termination of my employment. Without limiting the general application of the foregoing, this General Release & Waiver releases, to the fullest extent permitted under law, all contract, tort, defamation, and personal injury claims; all claims based on any legal restriction upon Lands’ End’s right to terminate my employment at will; Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq.; the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §§ 701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq. (“ERISA”); 29 U.S.C. § 1985; the Civil Rights Reconstruction Era Acts, 42 U.S.C. §§ 1981-1988; the National Labor Relations Act, 29 U.S.C. §§ 151 et seq.; the Family & Medical Leave Act, 29 U.S.C. §§ 2601 et seq.; the Immigration & Nationality Act, 8 U.S.C. §§ 1101 et seq.; Executive Order 11246 and all regulations thereunder; the Wisconsin Fair Employment Act, Wis. Stat. §§ 111.31-111.395; the Wisconsin Family & Medical Leave Act, Wis. Stat. § 103.10; the Wisconsin Worker’s Compensation Act, Wis. Stat. Ch. 102; the New York State Human Rights Law; the New York City Administrative Code; and any and all other state, federal or local laws of any kind, whether administrative, regulatory, statutory or decisional.

This General Release & Waiver does not apply to any claims that may arise after the date I sign this General Release & Waiver. Also excluded from this General Release & Waiver are (1) any claims that cannot be waived by law, including but not limited to my right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission and (2) my rights or claims to indemnification, to coverage under directors and officers liability insurance, to payments and benefits under the ESA and to the benefits accrued under benefit plans maintained by Lands’ End and governed by ERISA or otherwise payable under Land’s End’s compensation and benefits plans and programs in accordance with their terms. I do, however, waive any right to any monetary or other relief flowing from any agency or third-party claims or charges, including any charge I might file with any federal, state or local agency. I warrant and represent that I have not filed any complaint, charge, or lawsuit against Lands’ End with any governmental agency or with any court.
I also waive any right to become, and promise not to consent to become a participant, member, or named representative of any class in any case in which claims are asserted against Lands’ End that are

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related in any way to my employment or termination of employment at Lands’ End, and that involve events that have occurred as of the date I sign this General Release and Waiver. If I, without my knowledge, am made a member of a class in any proceeding, I will opt out of the class at the first opportunity afforded to me after learning of my inclusion. In this regard, I agree that I will execute, without objection or delay, an “opt-out” form presented to me either by the court in which such proceeding is pending, by class counsel or by counsel for Lands’ End.
I have read this General Release and Waiver and understand all of its terms.
I have signed it voluntarily with full knowledge of its legal significance.
I have had the opportunity to seek, and I have been advised in writing of my right to seek, legal counsel prior to signing this General Release & Waiver.
I was given at least twenty-one (21) days to consider signing this General Release & Waiver. I agree that any modification of this General Release & Waiver Agreement will not restart the twenty-one (21) day consideration period.
I understand that if I sign the General Release & Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Lands’ End in writing at Lands’ End, Inc., 5 Lands’ End Lane, Dodgeville, Wisconsin 53595. I understand the General Release & Waiver will not be effective until after the seven (7) day revocation period has expired.
I understand that the delivery of the consideration herein stated does not constitute an admission of liability by Lands’ End and that Lands’ End expressly denies any wrongdoing or liability.

Date: SAMPLE ONLY-DO NOT DATE	Signed by:SAMPLE ONLY-DO NOT SIGN Witness by:SAMPLE ONLY-DO NOT SIGN

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